Exhibit 99.1

Station Casinos Announces Third Quarter 2014 Results

LAS VEGAS--(BUSINESS WIRE)--November 12, 2014--Station Casinos LLC (“Station,” “we” or the “Company”) today announced the results of its operations for the third quarter ended September 30, 2014.

“Station Casinos posted increases in operating income across all its major operating departments for the third quarter,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We continue to exhibit our operating strength, with net revenue increasing 2.1% and 11.6% growth in Adjusted EBITDAM compared to the prior year period.”

Third Quarter Highlights

  Net revenues increased 2.1% and Adjusted EBITDAM increased 11.6%.
  Fourteenth consecutive quarter of Adjusted EBITDAM growth.
  Highest third quarter net revenues and Adjusted EBITDAM since the third quarter of 2008.
  Adjusted EBITDAM margin increased 245 basis points to 28.8%.
  Same-store Las Vegas Adjusted EBITDAM increased 4.5%.
  Red Rock Resort opened Restaurant Row at the end of October.

The Company's consolidated net revenues for the third quarter ended September 30, 2014 were $311.0 million, an increase of 2.1% compared to the prior year period. Adjusted EBITDAM for the quarter, excluding Fertitta Interactive, was $89.6 million, an increase of 11.6% compared to the prior year period, while our Adjusted EBITDAM margin increased 245 basis points to 28.8%. Same-store Las Vegas revenues increased 0.4% compared to the prior year period, despite a soft gaming revenue environment and numerous restaurant closures related to our capital improvement plans. Same-store Las Vegas Adjusted EBITDAM for the quarter increased 4.5% and same-store Las Vegas margin increased 110 basis points to 27.8%.

Including the results of Fertitta Interactive, Adjusted EBITDAM for the quarter was $87.7 million, an increase of 11.6% compared to the prior year period, while Adjusted EBITDAM margin for the quarter increased 240 basis points to 28.2%.

On October 29, 2014, Red Rock Resort opened Hearthstone Kitchen and Cellar, and completed Restaurant Row. Restaurant Row links, by pedestrian walkway, five of our premier restaurants, including Hearthstone, Yard House, Lucille’s Smokehouse Bar-B-Que, Mercadito Mexican Restaurant and our soon to open new Italian concept.

Also in October 2014, Downtown Summerlin’s 1.6 million-square-foot outdoor shopping, dining and entertainment center opened to thousands of consumers and positive reviews. Downtown Summerlin is located adjacent to Red Rock Resort and the new parking area at Red Rock Resort offers guests convenient parking and access to and from Downtown Summerlin.

“We are pleased to welcome Downtown Summerlin to the neighborhood and we look forward to their continued success as that project completes its additional development,” stated Falcone.

Fertitta Interactive

In September 2014, Ultimate Gaming terminated its online gaming agreement with Trump Taj Mahal Associates LLC, which filed for Chapter 11 bankruptcy protection. The agreement was terminated due to multiple breaches by Trump Taj Mahal Associates. As a result of the termination, Ultimate Gaming withdrew from the New Jersey online gaming market.

Year to Date Results

Year to date through September 30, 2014, the Company’s consolidated net revenues were $964.4 million, a 3.4% increase compared to the first nine months of 2013. Adjusted EBITDAM, excluding Fertitta Interactive, was $304.8 million for the nine months, a $28.5 million or 10.3% increase compared to the prior year and Adjusted EBITDAM margin increased 200 basis points to 31.6%.

Including the results of Fertitta Interactive, Adjusted EBITDAM for the nine months ended September 30, 2014 was $295.6 million, an increase of 8.8% compared to the prior year period, while Adjusted EBITDAM margin for the nine month period increased 150 basis points to 30.7%.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Balance Sheet Items

As of September 30, 2014, the outstanding principal balance of the Company’s long-term debt was $2.1 billion (excluding a non-recourse land loan of $113.3 million) and cash and cash equivalents were $105.1 million. During the nine months ended September 30, 2014, the Company reduced outstanding debt by $65.4 million. Our debt (net of excess cash) to Adjusted EBITDAM ratio was approximately 5.0 times, including the pro forma impact of management fees from Graton Resort & Casino and excluding the non-recourse land loan.

Conference Call Information

The Company will host a conference call on November 12, 2014 at 10:30 a.m. Pacific Time to discuss its third quarter 2014 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from November 12, 2014 through November 19, 2014 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan. Station also owns a 57.3% interest in Fertitta Interactive LLC.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; risks related to the operations of the newly opened Graton Resort & Casino and its ability to pay management fees and other amounts payable to us from the Graton Resort & Casino; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive LLC; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. The Company believes that Adjusted EBITDAM is a widely used measure of operating performance in its industry and is a principal basis for valuation of gaming companies. The Company believes that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company because it provides information about the performance of the Company’s ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, joint venture preopening expense, charges relating to share-based compensation, impairment of goodwill, impairment of other assets, write-downs and other charges, net, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, and excludes Adjusted EBITDAM attributable to MPM non-controlling interests and Adjusted EBITDAM of Fertitta Interactive. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect the Company’s results of operations and should be considered in evaluating the Company’s operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of the Company’s operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of the Company’s liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating revenues:
Casino	$216,348	$216,055	$668,707	$661,874
Food and beverage	56,768	56,701	177,357	176,966
Room	27,215	26,575	84,479	80,704
Other	18,029	17,963	53,650	51,859
Management fees	17,062	11,422	51,506	32,282
Gross revenues	335,422	328,716	1,035,699	1,003,685
Promotional allowances	(24,433)	(24,020)	(71,288)	(70,619)
Net revenues	310,989	304,696	964,411	933,066

Operating costs and expenses:
Casino	85,094	84,845	259,618	255,291
Food and beverage	37,624	40,261	117,126	122,294
Room	11,295	10,782	34,010	32,397
Other	7,573	7,186	22,523	20,555
Selling, general and administrative	79,579	81,386	234,207	227,192
Development and preopening	113	36	286	222
Depreciation and amortization	32,854	30,718	99,529	101,466
Management fee expense	11,398	10,660	36,514	34,196
Impairment of goodwill	5,562	1,183	5,562	1,183
Impairment of other assets	27,687	258	27,687	258
Write-downs and other charges, net	4,998	1,815	21,020	7,365
	303,777	269,130	858,082	802,419

Operating income	7,212	35,566	106,329	130,647
(Losses) earnings from joint ventures	(272)	159	754	1,152
Operating income and (losses) earnings from joint ventures	6,940	35,725	107,083	131,799

Other (expense) income:
Interest expense, net	(37,331)	(40,650)	(114,147)	(124,479)
Loss on extinguishment of debt	-	-	(4,132)	(146,787)
Gain on Native American development	-	-	49,074	-
Change in fair value of derivative instruments	71	(43)	(2)	(281)
	(37,260)	(40,693)	(69,207)	(271,547)
Net (loss) income	(30,320)	(4,968)	37,876	(139,748)
Less: Net loss attributable to noncontrolling interests	(9,472)	(272)	(11,921)	(1,556)
Net (loss) income attributable to Station Casinos LLC	$(20,848)	$(4,696)	$49,797	$(138,192)

Station Casinos LLC
Summary Information and
Reconciliation of Net (Loss) Income to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net (loss) income	$(30,320)	$(4,968)	$37,876	$(139,748)
Interest expense, net	37,331	40,650	114,147	124,479
Depreciation and amortization	32,854	30,718	99,529	101,466
Management fee expense	11,398	10,660	36,514	34,196
Development and preopening	113	36	286	222
Joint venture preopening expense	409	190	409	190
Share-based compensation	748	757	2,286	2,665
Impairment of goodwill	5,562	1,183	5,562	1,183
Impairment of other assets	27,687	258	27,687	258
Write-downs and other charges, net	4,998	1,815	21,020	7,365
Loss on extinguishment of debt	-	-	4,132	146,787
Gain on Native American development	-	-	(49,074)	-
Change in fair value of derivative instruments	(71)	43	2	281
Adjusted EBITDAM attributable to MPM noncontrolling interests	(4,381)	(4,003)	(11,825)	(11,473)
Adjusted EBITDAM attributable to Fertitta Interactive noncontrolling interests	1,414	1,300	7,096	3,809
Adjusted EBITDAM attributable to Station Casinos LLC	87,742	78,639	295,647	271,680
Adjusted EBITDAM of Fertitta Interactive attributable to Station Casinos LLC	1,827	1,648	9,123	4,542
Adjusted EBITDAM	$89,569	$80,287	$304,770	$276,222

Principal amount of long-term debt at September 30, 2014:
Credit agreement	$1,549,953
Senior notes	500,000
Land loan	113,281
Other	42,212
Total	$2,205,446

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson, 702-495-4248
Vice President of Corporate Communications